UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2010

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2400 N Commerce Parkway, Suite 105 Weston, Florida 33326
(Address of principal executive offices)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On August 13, 2010, Richard Sokolowski resigned from his position as the Chief Financial Officer of Next 1 Interactive, Inc. (the “Company”).  His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices. A copy of Mr. Sokolowski’s resignation letter is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Appointment of Chief Financial Officer

On August 16, 2010, the board of directors of the Company appointed Adam Friedman, age 45, to the position of Chief Financial Officer of the Company. Under the terms of his three-year employment agreement expiring on August 15, 2013, Mr. Friedman has agreed to devote all of his time, attention, and ability to the business of the Company. The employment agreement provides that Mr. Friedman will receive a base salary for such services at an annual rate of One Hundred and Fifty Thousand Dollars ($150,000) and he will be eligible for cash bonuses at the discretion of the board of directors.  Mr. Friedman is entitled to participate in our 2009 Long-Term Incentive Plan and receive other Company-paid employee benefits. Mr. Friedman’s employment agreement is attached hereto as Exhibit 10.1.

Appointment of President

On August 16, 2010, the board of directors of the Company appointed Paavo Salmi, age 45, to the position of President of the Company. Under the terms of his three-year employment agreement expiring on August 15, 2013, Mr. Salmi has agreed to devote all of his time, attention and ability, to the business of the Company. Mr. Salmi’s employment agreement provides that Mr. Salmi will receive a base salary for such services at an annual rate of One Hundred and Fifty Thousand Dollars ($150,000) and he will be eligible for cash bonuses as outlined in his agreement as well as additional bonuses at the discretion of the board of directors.  Mr. Salmi is entitled to participate in our 2009 Long-Term Incentive Plan and receive other Company-paid employee benefits. Mr. Salmi’s employment agreement is attached hereto as Exhibit 10.2.

Below is a description of Mr. Friedman’s and Mr. Salmi’s working experience over the past five years.

Adam Friedman, Chief Financial Officer, 45

From February 2006 to July 2010, Mr. Friedman previously served as Chief Financial Officer, Corporate Secretary, and Controller for MDwerks, Inc. (“MDwerks”) where his responsibilities included overseeing the company’s finances, human resources department, U.S. Securities & Exchange Commission compliance, and Sarbanes-Oxley compliance. Prior to joining MDwerks, Mr. Friedman served as the Vice President of Finance for CSA Marketing, Inc. from March 2005 to February 2006.  For the eleven years prior to March 2005, Mr. Friedman served as the Business Manager/Controller and Director of Financial Planning at the Telemundo Group, Inc.  Mr. Friedman also worked as a Senior Financial Analyst for Knight-Ridder, Inc and as an Audit Senior Accountant for KPMG Peat Marwick.  Mr. Friedman received his MBA from St. Thomas University and his BSM from Tulane University.

Paavo Salmi, President, 45

From 2008 to 2010, Mr. Salmi served as the Chief Executive Officer of E3FS LLC (“E3FS”), being responsible for all aspects of the company operations. Prior to joining E3FS, Mr. Salmi served as the Chief Executive Officer of Travelatro, Inc. (“Travelatro”) from 2000 to 2008, where his responsibilities included the general strategic planning, sales, marketing and technology development.  Prior to joining Travelatro, Mr. Salmi worked as the Vice President of Internet Marketing for Sunterra Resorts, Inc from 1998 to 2000, being responsible for the company’s online marketing strategy. Mr. Salmi received his BA and MBA from California Lutheran University.

Family Relationships

Messieurs Friedman and Salmi do not have a family relationship with any of the other officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Adam Friedman Paavo Salmi Employment Agreement
10.2	Paavo Salmi Employment Agreement
99.1	Resignation Letter of Richard Sokolowski, dated August 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

Date: August 18, 2010
	By:	/s/ William Kerby
William Kerby
Chief Executive Officer